EXHIBIT (a)(1)(ix)

Internal Communication

Dear [Employee Name]

Our records show that you have not elected any of your eligible options (or Rights) for exchange in the Safeway Stock Option Exchange program by the deadline of 5:00 p.m. Pacific (California) Time, October 5, 2004.

This is your confirmation statement of your non-participation in the Safeway Stock Option Exchange Program.

Should you have any questions you may contact the Safeway Stock Option Exchange hotline at 1-877- SWY-EXCH or 877-799-3924 or send an email to info@safewayexchange.com no later than October 20, 2004.

Safeway Stock Administration